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                                                                    Exhibit 12.2

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
       OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                Mellon Financial Corporation and its subsidiaries

                                                                       Year ended December 31,
                                                            ----------------------------------------
         (dollar amounts in millions)                  1999       1998        1997         1996        1995
                                                       ----       ----        ----         ----        ----
1.       Income before impact of accounting
         change                                      $  948(a)      $  870      $  771      $  733      $  691

2.       Provision for income taxes                     544            470         398         418         401
                                                     ------         ------      ------      ------      ------
3.       Income before provision for income
         taxes and impact of accounting
         change(line 1 + line 2)
                                                     $1,492         $1,340      $1,169      $1,151      $1,092
                                                     ------         ------      ------      ------      ------
4.       Fixed charges:
         a. Interest expense (excluding
            interest on deposits)                    $  458         $  441      $  371      $  358      $  401
         b. One-third of rental expense
            net of income from
            subleases, trust-preferred
            securities expense and
            amortization of debt
            issuance costs                              132            134         127          45          44
                                                     ------         ------      ------      ------      ------
         c. Total fixed charges
            (excluding interest on
            deposits) (line 4a + line                   590            575         498         403         445
            4b)
         d. Interest on deposits                        871            960         878         903         889
                                                     ------         ------      ------      ------      ------
         e. Total fixed charges (line
            4c + line 4d)                            $1,461         $1,535      $1,376      $1,306      $1,334
                                                     ------         ------      ------      ------      ------
5.       Preferred stock dividend
         requirements (b)                            $   --         $   13      $   32      $   69      $   62
                                                     ------         ------      ------      ------      ------
6.       Income before provision for income
         taxes and impact of accounting
         change, plus total fixed charges:
         a. Excluding interest on
            deposits (line 3 + line 4c)              $2,082         $1,915      $1,667      $1,554      $1,537
                                                     ------         ------      ------      ------      ------
         b. Including interest on
            deposits (line 3 + line 4e)              $2,953         $2,875      $2,545      $2,457      $2,426
                                                     ------         ------      ------      ------      ------
7.       Ratio of earnings (as defined) to
         fixed charges:
         a. Excluding interest on
            deposits (line 6a divided                  3.53 (a)       3.33        3.35        3.86        3.45
            by line 4c)
         b. Including interest on
            deposits (line 6b divided                  2.02 (a)       1.87        1.85        1.88        1.82
            by line 4e)

8.       Ratio of earnings (as defined) to
         combined fixed charges and preferred
         stock dividends
         a. Excluding interest on
            deposits [line 6a divided
            by (line 4c + line 5)]                     3.53 (a)       3.25        3.15        3.30        3.03
         b. Including interest on
            deposits [line 6b divided
            by (line 4e + line 5)]                     2.02 (a)       1.86        1.81        1.79        1.74

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(a)  The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for 1999 exclude from earnings (as defined) a $127 million pre-tax net gain from divestitures and $56 million pre-tax of nonrecurring expenses. Had these computations included the net gain from divestitures and nonrecurring expenses, the ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends would have been 3.65 excluding interest on deposits and 2.07 including interest on deposits.

(b) Preferred stock dividend requirements for all years presented represent the pretax amounts required to cover preferred stock dividends.